Exhibit 99.1

NB&T Financial Reports Second Quarter Earnings

July 21, 2009

NB&T Financial Group, Inc. (Nasdaq: NBTF), parent company of The National Bank and Trust Company, Wilmington, Ohio, announced net income for the second quarter of 2009 of $809,000, or $.26 per diluted share, compared to net income of $864,000, or $.28 per diluted share, for the same quarter last year. Net income for the first six months of 2009 was $1.5 million, or $.47 per diluted share, compared to $1.9 million, or $.60 per diluted share, for the first six months of 2008. The decrease in earnings from last year is primarily due to an additional Federal Deposit Insurance Corporation (“FDIC”) assessment for insurance of deposits, an increase in the provision for loan losses and lower non-interest income for the six-month period.

Commenting on these results, President & C.E.O. John J. Limbert said, “This quarter includes the FDIC additional 5 basis point assessment of approximately $241,000. While this assessment obviously had a negative impact on earnings as it has for all FDIC insured institutions, we’re proud to be part of the solution to a national problem. Additionally, we added $225,000 to our loan loss reserve, which is an increase of $130,000 over the second quarter of 2008. Given the mandated increase in the FDIC premiums and the continued economic recession, I am pleased with our results.”

Net interest income was $4.6 million for the second quarter of 2009, which is comparable to the net interest income earned in the second quarter of 2008. Net interest margin increased to 3.81% for the second quarter of 2009, compared to 3.78% for the second quarter of 2008. Interest income declined to $6.5 million for the second quarter of 2009 from $7.2 million for the same quarter last year. Average interest-earning assets increased less than 1% to $488.3 million; however, the average yield decreased from 5.98% for the second quarter of 2008 to 5.34% for the second quarter of 2009 due to declining rates, slower loan volume, and reinvestment of funds into lower-yielding short-term investments. Total interest expense decreased a similar amount to $1.9 million during the second quarter of 2009 from $2.7 million for the same quarter last year. Average interest-bearing liabilities decreased less than 1% from last year to $407.1 million, and their cost decreased to 1.84% during the second quarter of 2009 from 2.61% for the same quarter last year. For the first six months of 2009, net interest income was $9.1 million compared to $9.0 million for the same period last year.

The provision for loan losses was $225,000 in the second quarter of 2009 and $95,000 in the second quarter of 2008. Net charge-offs were $272,000 in the second quarter of 2009, compared to $94,000 in the second quarter of 2008. Net charge-offs were $974,000 for the first six months of 2009, compared to $250,000 for the same period in 2008. Non-performing loans totaled $3.8 million at June 30, 2009, compared to $3.2 million at June 30, 2008. The allowance for loan losses to total loans was 0.88% at June 30, 2009, compared to 1.03% at June 30, 2008.

Total non-interest income was $2.1 million for the second quarter of 2009, compared to $2.0 million for the same quarter last year. For the first six months of 2009 and 2008, non-interest income was $4.1 million, compared to $4.3 million last year. This decrease for the year is primarily due to lower non-sufficient funds fees on checking accounts and lower insurance agency revenues.

Total non-interest expense was $5.6 million for the second quarter of 2009 and $5.5 million for the same quarter in 2008. FDIC insurance premiums increased $372,000 in the second quarter of 2009 from the second quarter of 2008. This increased expense has been offset by reductions in compensation expense in 2009. Total non-interest expense for the first half of 2009 was relatively unchanged from 2008 at $10.9 million. In total, our 2009 FDIC insurance premiums increased $536,000 over the first six months of 2008.

On June 16, 2009 the Board of Directors declared a dividend of $0.29 per share, payable July 20, 2009 to shareholders of record on June 30, 2009. This dividend is unchanged from the dividend declared for the second quarter of 2008.

SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS

(in thousands, except per share data)

(Unaudited)

	Three Months Ending					Six Months Ending
	6/30/2009	3/31/2009	12/31/2008	9/30/2008	6/30/2008	6/30/2009	6/30/2008
Statements of Income
Interest income	$6,503	$6,390	$7,011	$7,113	$7,214	$12,893	$14,705
Interest expense	1,870	1,953	2,247	2,411	2,659	3,823	5,696

Net interest income	4,633	4,437	4,764	4,702	4,555	9,070	9,009
Provision for loan losses	225	250	105	105	95	475	190
Other non-interest income	2,082	1,934	1,864	2,043	2,036	4,016	4,314
Net gains/(losses) on sales of securities	38	—	—	4	11	38	11

Total non-interest income	2,120	1,934	1,864	2,047	2,047	4,054	4,325
Total non-interest expenses	5,555	5,388	5,407	5,396	5,487	10,943	10,877

Income before income taxes	973	733	1,116	1,248	1,020	1,706	2,267
Income taxes	164	74	189	226	156	238	386

Net income	$809	$659	$927	$1,022	$864	$1,468	$1,881

Per Share Data
Basic earnings per share	$0.26	$0.21	$0.30	$0.33	$0.28	$0.47	$0.60
Diluted earnings per share	0.26	0.21	0.30	0.33	0.28	0.47	0.60
Dividends per share	0.29	0.29	0.29	0.29	0.29	0.58	0.58
Book value at quarter end	18.67	18.76	18.52	18.39	18.48	18.67	18.48
Average basic shares outstanding	3,149	3,147	3,141	3,138	3,137	3,149	3,139
Average diluted shares outstanding	3,149	3,147	3,141	3,138	3,137	3,149	3,140

Balance Sheet Items (Quarter End)
Total assets	$541,521	$529,400	$524,841	$525,081	$526,849	$541,521	$526,849
Securities	121,761	108,306	87,908	87,803	90,906	121,761	90,906
Loans, including loans held for sale	332,268	326,280	336,184	351,549	344,329	332,268	344,329
Allowance for loan losses	2,912	2,958	3,411	3,563	3,534	2,912	3,534
Deposits	437,899	425,919	420,728	421,700	423,142	437,899	423,142
Borrowings	40,579	40,642	41,503	41,037	41,295	40,579	41,295
Total shareholders’ equity	59,227	59,534	58,791	58,269	58,583	59,227	58,583

Assets Under Management
Total assets	$541,521	$529,400	$524,841	$525,081	$526,849	$541,521	$526,849
Cash management sweep accounts	49,978	56,867	47,665	60,733	69,455	49,978	69,455
Market value of trust assets	160,883	157,635	164,188	176,111	181,235	160,883	181,235

Total assets under management	$752,382	$743,902	$736,694	$761,925	$777,539	$752,382	$777,539

Selected Financial Ratios
Return on average assets	0.61%	0.50%	0.70%	0.77%	0.65%	0.56%	0.72%
Return on average equity	5.42	4.53	6.27	6.88	5.82	4.98	6.38
Dividend payout ratio	111.54	138.10	96.67	87.88	103.57	123.40	96.67
Net interest margin	3.81	3.72	3.93	3.91	3.78	3.76	3.76
Non-interest expense to total revenue	82.26	84.57	81.58	79.95	83.11	83.38	81.57
Average loans to average total assets	61.26	62.32	63.82	66.09	64.58	61.78	65.39

Asset Quality
Nonaccrual loans	$2,396	$2,570	$2,982	$2,990	$3,102	$2,396	$3,102
Accruing and 90 or more days past due	440	330	200	45	83	440	83
Restructured loans	935	—	—	—	—	935	—

Total nonperforming loans	$3,771	$2,900	$3,182	$3,035	$3,185	$3,771	$3,185

Other real estate owned	2,045	1,111	321	289	271	2,045	271
Net charge offs	272	703	258	76	94	974	250

Non-performing loans to total loans	1.13%	0.89%	0.95%	0.86%	0.92%	1.13%	0.92%
Loan loss allowance to total loans	0.88	0.91	1.01	1.01	1.03	0.88	1.03
Loan loss allowance to non-performing loans	77.22	102.00	107.20	117.40	110.96	77.22	110.96
Loans 30+ days past due to total loans	0.52	1.22	0.51	0.32	0.55	0.52	0.55
Net charge-offs to average loans	0.33	0.86	0.30	0.09	0.11	1.19	0.15

Capital
Average equity to average total assets	11.18%	11.12%	11.10%	11.25%	11.23%	11.15%	11.23%
Tier 1 Leverage ratio	12.08	12.12	12.21	12.15	12.00	12.08	12.00
Total Risk-based capital ratio**	18.43	18.87	18.80	18.13	18.27	18.43	18.27

** Estimated for current quarter end